Exhibit 10.4(gg)

RESTRICTED STOCK UNITS
FOR
NON-EMPLOYEE DIRECTORS
ISSUED UNDER
AMENDED AND RESTATED
RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2017 TERMS AND CONDITIONS

The following terms and conditions apply to the Restricted Stock Units (the “RSUs”) granted in 2017 by Ryder System, Inc. (the “Company”) to the Company’s Non-Employee Directors, under the Amended and Restated Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Restricted Stock Units Award Notification Letter (the “Notification Letter”), to which these terms and conditions are appended. Certain terms of the RSUs, including the number of RSUs granted and the vesting date(s), are set forth in the Notification Letter. The terms and conditions contained herein may be amended by the Committee as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification Letter.

1.
General. Each RSU represents the right to receive one Share on a future date on the terms and conditions set forth herein, in the Notification Letter and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification Letter. In the event there is an express conflict between the provisions of the Plan and those set forth in any Award Document, the terms and conditions of the Plan shall govern.

2.
Number of RSUs. Each Non-Employee Director who is serving as such immediately following the 2017 annual meeting of shareholders of the Company (an “Annual Meeting”), shall receive an award of RSUs immediately following each such Annual Meeting for a number of Shares equal to (i) $135,000 divided by (ii) the Fair Market Value of one Share on the day of such Annual Meeting. If a Non-Employee Director begins his or her service on the Board after an Annual Meeting but prior to December 31, 2017, on the date on which such Non-Employee Director’s service begins (“Service Date”), the Non-Employee Director shall receive an award of RSUs for a number of Shares equal to the product of (i) a quotient the numerator of which is $125,000 and the denominator of which is the Fair Market Value of one Share on the Service Date, times (ii) a quotient, the numerator of which is the total number of days between the Service Date and December 31, 2017 and the denominator of which is 365.

3.	Vesting of RSUs.

(a)	If the Non-Employee Director has completed one year of service on the Board as of the date of grant of the RSUs, the RSUs shall be fully vested as of the date of grant.

(b)
If the Non-Employee Director has not completed at least one year of service on the Board as of the date of grant of the RSUs, the RSUs shall become fully vested on the date on which the Non-Employee Director completes one year of service on the Board. If the Non-Employee Director’s service on the Board ceases before the Non-Employee Director completes one year of service, upon such cessation of service, the RSUs will be forfeited, and the Non-Employee Director will not have any right to delivery of Shares hereunder. Notwithstanding the foregoing, the RSUs shall become fully vested upon the Non-Employee Director’s cessation of service on the Board if (i) the Non-Employee Director’s service is terminated by the Company without Cause following a Change of Control or (ii) the Non-Employee Director’s service terminates on account of Disability or death. For purposes of the Award Documents, Disability shall mean (i) a determination by the Board that the Non-Employee Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) a determination by the Social Security Administration that the Non-Employee Director is totally disabled.

4.
Timing of Delivery of Shares. Actual delivery of the Shares relating to RSUs will occur (or, if installment payments are elected pursuant to Section 5 below, commence) upon or as soon as practicable following, cessation of the Non-Employee Director’s service on the Board; provided that, such cessation of service constitutes a “separation from service” under Section 409A of the Code.

Notwithstanding the foregoing, in the event that a Change of Control occurs that constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (such transaction, a “409A Compliant COC”), all of the Shares subject to RSUs then outstanding, which are fully vested, will be delivered to the Non-Employee Director upon the occurrence of such Change of Control. In the event that such Change of Control does not constitute a 409A Compliant COC (any such transaction, a “Non-409A Compliant COC”), to the extent that the RSUs are fully vested, each RSU will be converted into a right to receive a cash payment equal to the Fair Market Value of a Share on the date on which the Change of Control occurs. Such cash payment will be distributed to the Non-Employee Director in accordance with the otherwise applicable distribution schedule set forth in the Award Documents.

5.
Form of Delivery of Shares. Subject in all cases to Section 409A of the Code and Section 9.17 of the Plan, with respect to each award of RSUs, a Non-Employee Director may irrevocably elect, by December 31 of the calendar year immediately preceding the calendar year in which the services to which the RSUs relate are performed (or, in the case of newly elected or appointed Non-Employee Directors, by the end of the day immediately preceding his appointment or election) (such date, the “Election Date”), to receive delivery of the Shares in either one lump sum, or in annual installments over a period not less than 2 years or greater than 10 years, provided that a Non-Employee Director who fails to make an irrevocable election with respect to any award by 5:00 pm on the Election Date shall be deemed to have irrevocably elected to receive delivery of the Shares subject to such award in a lump sum. Notwithstanding the foregoing, Shares deliverable by reason of a Change of Control pursuant to Section 4 shall be delivered in a lump sum.

6.
Rights as a Shareholder; Dividend Equivalent Rights. A holder of RSUs will not have the rights of a shareholder of the Company with respect to Shares subject to the RSUs until such Shares are actually delivered. However, with respect to all RSUs held by the Non-Employee Director, once per year the Company will credit the Non-Employee Director with dividend equivalents in respect of dividends declared on Shares during the prior year, in the form of additional RSUs based on the Fair Market Value of the Shares on the dividend payment date, and such additional RSUs will be paid on the same date and subject to the same terms and conditions as applicable to the RSUs on which they were credited.

7.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board, officer, or employee of the Company arising out of or in connection with the RSUs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The RSUs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

8.
No Assignment. A Participant’s rights and interest under the RSUs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the RSUs or the Award Documents.

9.
Unfunded Plan. Any Shares or other amounts owed under the RSUs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

10.
Section 409A. The RSUs are intended to comply with Section 409A of the Code, and delivery of Shares and other payments pursuant to the RSUs may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. The RSUs shall be administered consistent with Section 9.17 of the Plan.

11.
Company Policies. The RSUs and any cash or Shares delivered pursuant to the RSUs shall be subject to all applicable policies that may be implemented by the Company’s Board of Directors from time to time, including the Company’s share ownership guidelines as in effect from time to time.